PRESS RELEASE



                       PENN OCTANE CORPORATION ANNOUNCES
                        INTENTION TO FILE REGISTRATION
                 STATEMENT FOR PUBLIC OFFERING OF COMMON STOCK


REDWOOD CITY, CA - October 21, 1997:  Penn Octane Corporation (NASDAQ SmallCap
Market: POCC) announced today that it is contemplating filing a registration statement with the Securities and Exchange Commission for the sale of its Common Stock, par value $.01 per share, in an underwritten primary and secondary offering, subject to market conditions. The SEC filing is expected to be made before the end of the fourth quarter of 1997. The contemplated offering is intended to raise funds for capital improvements and general corporate purposes.

     Penn Octane's plans are based on current market conditions. Any adverse changes in market conditions or in general economic factors may cause Penn Octane to delay or even abandon its plans with respect to the offering.

     This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any shares of Common Stock of the Company. Offers of shares of Common Stock, if any, in connection with the contemplated offering shall be made only by means of a prospectus contained in a registration statement to be filed by the Company with the SEC.

     Penn Octane is a leading supplier of liquified petroleum gas to Mexico and propylene to the petrochemical industry in Texas. Penn Octane operates a 132-mile, six-inch pipeline from a pipeline in Kleberg County, Texas to its terminal in Brownsville, Texas, which acts as a trans-shipment point for delivery to Mexico. In addition, the Company owns and operates PennWilson CNG, Inc., located in Santa Fe Springs, CA, a leader in compressed natural gas station design, engineering, manufacturing and safety.

     Certain  of  the  statements  contained  in  this  news  release  are
forward-looking  statements.    While  these  statements reflect the Company's
beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially.

Contact  for  the  Company:
Penn  Octane  Corporation
Jerry  Richter,  President  &  CEO
650/368-1501



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